CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257825 on Form S-6 of our report dated August 12, 2021, relating to the financial statement of FT 9565, comprising Municipal Advantage Closed-End and ETF Portfolio, Series 68, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 12, 2021